U.S. SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2008

VIRAL GENETICS, INC.
 (Exact name of registrant as specified in its charter)

000-26875
 (Commission File No.)

Delaware	33-0814123
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1321 Mountain View Circle, Azusa, CA 91702
 (Address of principal executive offices)

(626) 334-5310
 (Registrant’s telephone number)

Not Applicable
 (Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 2.01 Entry into a Material Definitive Agreement
Item 3.02 Unregistered Sales of Equity Securities

On March 5, 2008, Best Investments, Inc. (“Best”), an affiliate of the registrant’s President, Haig Keledjian, entered into a Debt Restructuring Agreement with the registrant whereby the registrant and Best agreed to restructure $1,508,302.00 in outstanding indebtedness owed by the registrant to Best.  The original indebtedness matured on March 29, 2008.

The Debt Restructuring Agreement converted the existing indebtedness to a revolving line of credit which is secured by substantially all of the assets of the registrant.  The revolving line of credit matures June 30, 2013, bears interest at the rate of 5% per annum, payable at the maturity date.  The obligations under the revolving line of credit may be prepaid at any time and may be exchanged for common stock and a warrant.  The conversion price is equal to the volume weighted closing price of the registrant’s common stock for the 20 trading days preceding notice of conversion by Best to the registrant.  For each share of stock issued for conversion of obligations, Best will receive a warrant to purchase a share of common stock for 150% of the price for which obligations under the revolving line of credit were converted. The warrant expires five years from the date of issuance.

The amount Best agreed to lend the registrant under the revolving line of credit was not limited. The obligations of the registrant under the revolving line of credit are guaranteed by its subsidiary, Viral Genetics, Inc., a California corporation.

Item 9.01. Financial Statements and Exhibits.

Exhibits

Copies of the following documents are included as exhibits to this report pursuant to Item 601 of Regulation S-K.

Number	Description

10.1	Debt Restructuring Agreement
10.2	Security Agreement
10.3	Subsidiary Guarantee

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRAL GENETICS, INC.

Dated: July 8, 2008	By:	/s/ Haig Keledjian
Haig Keledjian, President